Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 70 to the Registration Statement on Form N-1A of Fidelity Oxford Street Trust: Fidelity Series Commodity Strategy Fund of our report dated September 18 , 2013 on the financial statements and financial highlights included in the July 31, 2013 Annual Report to Shareholders of Fidelity Salem Street Trust: Fidelity Series Commodity Strategy Fund, which is also incorporated by reference into the Registration Statement.

We further consent to the reference to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts September 23, 2013